UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
       DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                             COMMISSION FILE NUMBER:  333-106297
                                                                      ----------

                           FRANKLIN AUTO TRUST 2004-1
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             (Exact name of registrant as specified in its charter)

                          47 WEST 200 SOUTH, SUITE 500
                           SALT LAKE CITY, UTAH 84101
                                 (801) 238-6700
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         FRANKLIN AUTO TRUST 2004-1, CLASS A-1, CLASS A-2 AND CLASS A-3
                               ASSET-BACKED NOTES
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            (Title of each class of securities covered by this Form)

                                      NONE.
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]
     Rule 12h-3(b)(1)(i)  [ ]
     Rule 12h-3(b)(1)(ii) [ ]
     Rule 12h-3(b)(2)(i)  [ ]
     Rule 12h-3(b)(2)(ii) [ ]
     Rule 15d-6           [X]

     Approximate number of holders of record as of the certification or notice date - FRANKLIN AUTO TRUST 2004-1: 17 holders

Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Auto Trust 2004-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                  FRANKLIN AUTO TRUST 2004-1

                                  By: FRANKLIN CAPITAL CORPORATION, as Servicer
                                      of the Trust

Date:  October 7, 2004            By: /s/ Harold E. Miller
                                      --------------------
                                      HAROLD E. MILLER
                                      President